Exhibit 3.3

ARTICLES OF ORGANIZATION OF

REDMOND PHYSICIAN PRACTICE VIII, LLC

I.

The name of the Limited Liability Company is Redmond Physician Practice VIII, LLC.

II.

Management of the limited liability company is vested in one or more managers whose names and addresses are as follows

John M. Franck II	One Park Plaza, Nashville, TN 37203
R. Milton Johnson	One Park Plaza, Nashville, TN 37203
A. Bruce Moore, Jr.	One Park Plaza, Nashville, TN 37203

This 17th day of February, 2003.

Signed	/s/ John M. Franck II
John M. Franck II, Manager